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                                                                    EXHIBIT 23.3


Turbochef Technologies, Inc.
Atlanta, Georgia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 15, 2003, relating to the 2002 and 2001 consolidated financial statements of Turbochef Technologies, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern. We also consent to the reference to us under the caption "Experts" in the Prospectus.


BDO Seidman, LLP


Dallas, Texas
July 30,2004